UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT

EXHIBIT B

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Global Equity Managed Volatility Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

May 15, 2026

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) is furnishing this Information Statement with respect to the LVIP Global Equity Managed Volatility Fund (formerly named, the LVIP Franklin Templeton Global Equity Managed Volatility Fund) listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on December 8-9, 2025 (the “Meeting”), the Board approved the appointment of Loomis, Sayles & Company, L.P. (“Loomis” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Financial Investments Corporation (the “Adviser” or “LFI”), the Fund’s investment adviser, and Loomis. (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated February 1, 2026. Loomis replaced Franklin Advisers, Inc. and Templeton Investment Counsel, LLC as sub-adviser to the Fund. Franklin Mutual Advisers, LLC and Schroder Investment Management North America Inc. will continue to be sub-advisers to the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Advisory Agreement does not require a shareholder vote. This Information Statement is being mailed on or about May 26, 2026, to shareholders of record of the Fund as of May 1, 2026 (the “Record Date”).

I.	Background

On December 8-9, 2025, the Board of LVIP met to consider, among other things, the approval of the Sub-Advisory Agreement, with respect to the Fund, expected to take effect in February 2026. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and Loomis prior to the Meeting and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and Loomis provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided to the Fund. LFI also provided information regarding the sub-adviser selection process and LFI’s reasons for recommending Loomis to serve as the Fund’s sub-adviser. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers and Lincoln National Life Insurance Company employees to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Advisory Agreement between LFI and Loomis on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by Loomis under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by Loomis, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of Loomis. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board also noted that Loomis currently provides sub-advisory services to and employs the proposed investment strategy for other series in the Trust and that the Board reviewed extensive information provided by Loomis in connection with the 2025 contract renewal process. The Board concluded that the services to be provided by Loomis were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered comparable sub-advisory fee information provided by LFI and noted that, with respect to the proposed sub-advisory fee schedule, the schedule was lower than the current sub-advisory fees paid by the Fund. The Board also considered that an aggregate sub-advisory fee schedule would be applied to the LVIP Loomis Sayles Global Growth Fund, for which Loomis is also the sub-adviser, resulting in a sub-advisory fee reduction for the LVIP Loomis Sayles Global Growth Fund. The Board also considered that the proposed sub-advisory fee schedule was negotiated between LFI and Loomis, an unaffiliated third party, and that LFI would compensate Loomis from its fees. The Board concluded that the proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and Loomis, an unaffiliated third party, and that LFI would compensate Loomis from its fees. The Board reviewed materials provided by Loomis as to any additional benefits it would receive and noted Loomis’s statement that it may use the performance of the Fund in marketing materials and may use soft dollars to acquire brokerage and research products and services.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement were fair and reasonable, and that approval of the Sub-Advisory Agreement was in the best interest of the Fund.

III.	Additional Information about the Sub-Advisory Agreement

The Sub-Advisory Agreement is dated February 1, 2026, and has an initial one-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

Loomis, Sayles & Company, L.P. (“Loomis”) is located at One Financial Center, Boston, Massachusetts 02111. Founded in 1926, Loomis Sayles is one of the oldest investment advisory firms in the United States with over $431.4 billion in assets under management as of December 31, 2025.

The name and principal occupation of the principal executive officers and directors of Loomis are listed below.

Name	Principal Occupation
Kevin Patrick Charleston	President and Chief Executive Officer of Registrant, Director and Chairman of General Partner
Donald Ryan Patrick	Chief Compliance Officer of Registrant
Susan Lynn Sieker	Director Of General Partner and Chief Financial Officer of Registrant
Rebecca O’Brien Radford	Chief Legal Officer of Registrant and Director of General Partner
Daniel Joseph Fuss	Director of General Partner
John Robert Gidman	Director of General Partner
David Waldman Louis	Director of General Partner
David Lawrence Giunta	Director of General Partner
Aziz Veysi Hamzaogullari	Director of General Partner
Matthew James Eagan	Director of General Partner
Richard George Raczkowski	Director of General Partner
Maurice Paul Leger	Director of General Partner
Philippe, Bruno Albert Setbon	Director of General Partner
Pramila Agrawal	Director of General Partner

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of Loomis.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation
Aziz V. Hamzaogullari, CFA	Aziz V. Hamzaogullari, CFA, is the Chief Investment Officer and Founder of the Growth Equity Strategies Team at Loomis Sayles and portfolio manager of the Loomis Sayles Large Cap Growth, Global Growth, All Cap Growth and International Growth strategies, including the Loomis Sayles Growth, Global Growth and International Growth mutual funds and products outside the U.S. Mr. Hamzaogullari is also a member of Loomis Sayles’ Board of Directors. Mr. Hamzaogullari joined Loomis Sayles in 2010 from Evergreen Investments where he was a senior portfolio manager and managing director. Mr. Hamzaogullari received a B.S. from Bilkent University in Turkey and an M.B.A. from George Washington University. He has 32 years of investment industry experience. Mr. Hamzaogullari holds the designation of Chartered Financial Analyst® (CFA) and is a member of CFA Society Boston

V.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2025, the Fund paid LFI the net amount of $5,886,172, for investment advisory services.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2025, the Fund paid $22,159 in commissions to affiliated broker-dealers that provided brokerage and research services to the Fund.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP Global Equity Managed Volatility Fund	2,147,237.63	17,757,396.37

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, the record shareholders below had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund:

5% Plus Record Holders

Fund Name / Shareholder Name	Percentage (%) of Shareholder Ownership in Fund
LVIP Global Equity Managed Volatility Fund – Standard Class
The Lincoln National Life Insurance Company	99.25%
Lincoln Life & Annuity Company of New York	6.58%
LVIP Global Equity Managed Volatility Fund – Service Class
The Lincoln National Life Insurance Company	93.42%

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE